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       														Exhibit 23.1
	        									        	------------

                 Consent of Independent Auditors

We consent to incorporation by reference in the registration statements (No. 33-14572, No. 33- 40399, No. 33-51094 and No. 33-51516) on Form S-8
pertaining to the 1986 Incentive and Non-Qualified Stock Option Plan and 1990 Stock Option Plan for Non-Employee Directors of Trans World Entertainment Corporation of our report dated March 24, 1995, relating to the consolidated balance sheet of Trans World Entertainment Corporation as of January 28, 1995, and the related consolidated statements of income, shareholders' equity, and cash flows for the fiscal year then ended, which report appears in the Annual Report on Form 10-K for the fiscal year ended January 28, 1995.


                                                 KPMG Peat Marwick LLP

Albany, New York
April 28, 1995